Exhibit 28 (d) (ii)

SA FUNDS – INVESTMENT TRUST
AMENDMENT TO THE
INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

     WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”) and LWI Financial Inc., a Delaware corporation (the “Manager”), entered into an Investment Advisory and Administrative Services Agreement (the “Agreement”) as of January 23, 2009, as amended June 6, 2011; and

     WHEREAS, the Trust and the Manager mutually desire to further amend Appendix B to the Agreement;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, mutually agree that the amended Appendix B to the Agreement attached hereto, is granted full force and effect as of July 1, 2013.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of June 13, 2013.

SA FUNDS – INVESTMENT TRUST		LWI FINANCIAL INC.

By:	/s/ Christopher D. Stanley	By:	/s/ Alexander B. Potts
Name: Christopher D. Stanley		Name: Alexander B. Potts
Title: Vice President		Title: President

Appendix B

Fee Schedule

	Advisory Fee as a	Administrative Fee as a	Sub-Advisory Fee as a
	percentage of average	percentage of average	percentage of average
Fund	daily net assets	daily net assets	daily net assets
SA Global Fixed	0.30%	0.10%	0.05%
Income Fund

SA U.S. Core Market	0.50%	0.10%	0.0462%
Fund

SA U.S. Value Fund	0.50%	0.10%	0.10%

SA U.S. Small	0.50%	0.10%	0.35%
Company Fund

SA International	0.60%	0.10%	0.20%
Value Fund

SA International	0.60%	0.10%	0.00%
Small Company Fund

SA U.S. Fixed	0.20%	0.10%	0.10%
Income Fund

SA Emerging Markets	0.60%	0.10%	0.50%
Value Fund

SA Real Estate	0.50%	0.10%	0.15%
Securities Fund